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                                                                    EXHIBIT 4.10


                          MORTGAGE, SECURITY AGREEMENT,
                             FINANCING STATEMENT AND
                         ASSIGNMENT OF RENTS AND LEASES


                  THIS MORTGAGE, SECURITY AGREEMENT, FINANCING STATEMENT AND ASSIGNMENT OF RENTS AND LEASES ("Mortgage") entered into as of the ____ day of November, 2000, by PINNACLE PRODUCTS, INC., a Wisconsin corporation ("Mortgagor") having its principal office at 21401 Hemlock Avenue, Lakeville, Minnesota 55044 in favor of ABN AMRO BANK N.V. ("Mortgagee"), having its principal office at 135 South LaSalle Street, Chicago, Illinois 60674, as contractual representative for its benefit and for the benefit of the "Holders of Secured Obligations" as defined in that certain Credit Agreement (as amended, restated, modified, supplemented or substituted from time to time, the "Credit Agreement"), dated as of November 28, 2000, by and among Ormco Corporation, a Delaware corporation ("Ormco"), Sybron Dental Management, Inc., a Delaware corporation ("SDM"), Kerr Corporation, a Delaware corporation ("Kerr"), the Subsidiary Swing Line Borrowers from time to time parties thereto (together jointly with Ormco, SDM and Kerr, the "Borrowers"), Sybron Dental Specialties, Inc., a Delaware corporation, as the Parent, The Chase Manhattan Bank, as Syndication Agent, First Union National Bank, as Documentation Agent, Beneficiary and the institutions from time to time parties thereto as Lenders. The term "Holders of Secured Obligations" shall include those who are, and those who may hereafter become, parties to the Credit Agreement in such capacity. Except as otherwise provided herein, all capitalized terms used but not defined herein shall have the respective meanings given to them in the Credit Agreement.

                                   WITNESSETH:

                  WHEREAS, pursuant to and upon satisfaction of the conditions set forth in the Credit Agreement, the Mortgagee and Lenders have agreed to make certain Term Loans and Revolving Loans to the Borrowers, and Mortgagee and Lenders have agreed to extend certain other financial accommodations from time to time to Borrowers, all in an aggregate principal amount not to exceed Four Hundred Fifty Million and no/100 Dollars ($450,000,000.00); and

                  WHEREAS, Mortgagor is a Subsidiary of SDM, one of the Borrowers and will derive direct and indirect economic benefit from the Loans and financial accommodations, and





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Mortgagor has executed and delivered to Mortgagee for the benefit of the Lenders and the Holders of the Secured Obligations, a certain Subsidiary Guaranty, dated as of even date herewith (as amended from time to time, the "Guaranty"), pursuant to which Mortgagor has guaranteed the payment and performance of the Obligations described in the Credit Agreement; and

                  WHEREAS, as a condition to Mortgagee and Lenders' extension of such financial accommodations to the Borrowers including, without limitation, the extension of Credit pursuant to the Credit Agreement, Mortgagee and Lenders have required that Mortgagor enter into this Mortgage and grant to Mortgagee for the benefit of the Lenders and the Holders of the Secured Obligations, the liens and security interests referred to herein to secure (i) prompt and complete payment and performance of all of Mortgagor's obligations under the Guaranty;
(ii) the payment of the principal amount of the Loans, together with interest thereon; (iii) payment of all Reimbursement Obligations; (iv) payment of the principal amount, together with interest thereon, of all present and future advances of money made by Mortgagee or Lenders to Borrowers, or any of them, including, without limitation, the reborrowing of principal previously repaid pursuant to the Credit Agreement, as well as all other Secured Obligations of Borrowers, or any of them, to Mortgagee or Holders of Secured Obligations; and
(v) other payment and performance obligations under this Mortgage (the aforesaid Secured Obligations of Borrowers, or any of them, to Mortgagee or Lenders, plus interest and other payment and performance obligations being hereinafter referred to collectively as the "Liabilities");

                  WHEREAS, the Liabilities secured hereby shall not exceed an aggregate principal amount, at any one time outstanding of One Million Thirty Thousand and no/100 Dollars ($1,030,000.00), plus accrued interest thereon and applicable thereto, any advances made by Mortgagee to protect the security hereof, interest on such advances and attorneys' fees and legal costs as stated herein; provided, that the foregoing limitation shall apply only to the lien upon the real property created by this Mortgage, and it shall not in any manner limit, affect or impair any grant of a security interest or other right in favor of the Mortgagee under the provisions of the Credit Agreement or under any other security agreement at any time executed by Mortgagor; and provided further, that notwithstanding anything to the contrary herein, enforcement of this Mortgage in Minnesota is limited to a principal debt amount of One Million Thirty Thousand and no/100 Dollars ($1,030,000.00) under Chapter 287 of Minnesota Statutes;




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                  NOW, THEREFORE, in consideration of the premises contained herein and to secure payment of the Liabilities and in consideration of One Dollar ($1.00) in hand paid, the receipt and sufficiency whereof are hereby acknowledged, Mortgagor does hereby grant, remise, release, alien, convey, mortgage and warrant to Mortgagee, its successors and assigns, the following described real estate (the "Land") in Dakota County, Minnesota, and does further grant a security interest to Mortgagee in all Mortgaged Property (as defined below) as may be secured under the Uniform Commercial Code (the "Code") in effect in the State of Minnesota (the "State"):

                  See Exhibit A attached hereto and by this reference made a part hereof for the legal description of the Land which Land, together with all right, title and interest, if any, which Mortgagor may now have or hereafter acquire in and to all improvements, buildings and structures now or hereafter located thereon of every nature whatsoever, is herein called the "Premises."

                  TOGETHER WITH all right, title and interest, if any, including any after-acquired right, title and interest, and including any right of use or occupancy, which Mortgagor may now have or hereafter acquire in and to (a) all easements, rights of way, gores of land or any lands occupied by streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, and public places adjoining said Land, and any other interests in property constituting appurtenances to the Premises, or which hereafter shall in any way belong, relate or be appurtenant thereto, and (b) all hereditaments, gas, oil, minerals (with the right to extract, sever and remove such gas, oil and minerals), and easements, of every nature whatsoever, located in or on the Premises and all other rights and privileges thereunto belonging or appertaining and all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the rights and interests described in subparagraphs (a) and (b) above (hereinafter the "Property Rights").

                  TOGETHER WITH all right, title and interest, if any, including any after-acquired right, title and interest, and including any right of use or occupancy, which Mortgagor may now or hereafter acquire in and to all fixtures and appurtenances of every nature whatsoever now or hereafter located in, on or attached to, and used or intended to be used in connection with, or with the operation of, the Premises, including, but not limited to (a) all apparatus, machinery and equipment of Mortgagor; and (b) all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the foregoing (the items described in the foregoing (a) and (b) being the "Fixtures"). It is mutually agreed, intended and declared that the Premises and all of the Property Rights and Fixtures owned by Mortgagor (referred to collectively herein as the "Real Property") shall, so far as permitted by law, be deemed to form a part and parcel of the Land and for the purpose of this Mortgage to be real estate and covered by this Mortgage. It is also agreed that if any of the property herein mortgaged is of a nature so that a security interest therein can be perfected under the Code in effect in the State, to the extent permitted by applicable law this instrument shall constitute a security agreement, fixture filing and financing statement, and Mortgagor agrees to execute, deliver and file or refile any financing statement, continuation statement, or other instruments Mortgagee may reasonably require from




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time to time to perfect or renew such security interest under the Code. To the extent permitted by law, (i) all of the Fixtures are or are to become fixtures on the Land; and (ii) this instrument, upon recording or registration in the real estate records of the proper office, shall constitute a "fixture-filing" within the meaning of Sections 9-313 and 9-402 of the Code. Subject to the terms and conditions of the Credit Agreement, the remedies for any violation of the covenants, terms and conditions of the agreements herein contained shall be as prescribed herein or by general law, or, as to that part of the security in which a security interest may be perfected under the Code, by the specific statutory consequences now or hereafter enacted and specified in the Code, all at the Mortgagee's sole election. The Mortgagee shall have any and all rights and remedies (including, without limitation, extrajudicial power of sale) provided to a secured party by the Uniform Commercial Code with respect to any and all parts of the Mortgaged Property which are and which are deemed to be governed by the Uniform Commercial Code. Without limiting the generality of the foregoing, the Mortgagee shall, with respect to any part of the Mortgaged Property constituting property of the type in respect of which realization on a lien or security interest granted therein is governed by the Uniform Commercial Code, have all the rights, options and remedies of a secured party under the Uniform Commercial Code, including, without limitation, the right to the possession of any such property, or any part thereof, and the right to enter without legal process any premises where any such property may be located or stored. Any notification requirement shall be satisfied by mailing written notice to the Mortgagor at its address set forth herein at least 10 days prior to the sale or other event for which such notice is required.

                  TOGETHER WITH all the estate, right, title and interest of the Mortgagor in and to (i) all judgments, insurance proceeds, awards of damages and settlements resulting from condemnation proceedings or the taking of the Real Property, or any part thereof, under the power of eminent domain or for any damage (whether caused by such taking or otherwise) to the Real Property, or any part thereof, or to any rights appurtenant thereto, and all proceeds of any sales or other dispositions of the Real Property or any part thereof; and (except as otherwise provided herein or in the Credit Agreement) the Mortgagee is hereby authorized to collect and receive said awards and proceeds and to give proper receipts and acquittances therefor, and to apply the same as provided in the Credit Agreement; and (ii) all contract rights, general intangibles, actions and rights in action relating to the Real Property including, without limitation, all rights to insurance proceeds and unearned premiums arising from or relating to damage to the Real Property; and (iii) all proceeds, products, replacements, additions, substitutions, renewals and accessions of and to the Real Property. (The rights and interests described in this paragraph shall hereinafter be called the "Intangibles.")

                  As additional security for the Liabilities secured hereby, Mortgagor (i) does hereby pledge and assign to Mortgagee from and after the date hereof (including any period of redemption), primarily and on a parity with the Real Property, and not secondarily, all the rents, issues and profits of the Real Property and all rents, issues, profits, revenues, royalties, bonuses, rights and benefits due, payable or accruing (including all deposits of money as advance rent, for security or as earnest money or as down payment for the purchase of all or any part of the Real Property) (the "Rents") under any and all present and future leases, contracts or other agreements relative to the ownership or occupancy of all or any portion of the Real Property, and (ii) except




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to the extent such a transfer or assignment is not permitted by the terms thereof, does hereby transfer and assign to Mortgagee all such leases and agreements (including all Mortgagor's rights under any contracts for the sale of any portion of the Mortgaged Property and all revenues and royalties under any oil, gas and mineral leases relating to the Real Property) (the "Leases"). Mortgagee hereby grants to Mortgagor the right to collect and use the Rents as they become due and payable under the Leases, but not more than one (1) month in advance thereof, unless an Event of Default (as hereinafter defined) shall have occurred; provided that the existence of such right shall not operate to subordinate this assignment to any subsequent assignment, in whole or in part, by Mortgagor, and any such subsequent assignment shall be subject to the rights of the Mortgagee under this Mortgage. Mortgagor further agrees to execute and deliver such assignments of leases or assignments of land sale contracts as Mortgagee may from time to time request. In the event of an Event of Default (1) the Mortgagor agrees, upon demand, to deliver to the Mortgagee all of the Leases with such additional assignments thereof as the Mortgagee may request and agrees that the Mortgagee may assume the management of the Real Property and collect the Rents, applying the same upon the Liabilities in the manner provided in the Credit Agreement, and (2) the Mortgagor hereby authorizes and directs all tenants, purchasers or other persons occupying or otherwise acquiring any interest in any part of the Real Property to pay the Rents due under the Leases to the Mortgagee upon request of the Mortgagee. Mortgagor hereby appoints Mortgagee as its true and lawful attorney in fact to manage said property and collect the Rents, with full power to bring suit for collection of the Rents and possession of the Real Property, giving and granting unto said Mortgagee and unto its agent or attorney full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in the protection of the security hereby conveyed; provided, however, that (i) this power of attorney and assignment of rents shall not be construed as an obligation upon said Mortgagee to make or cause to be made any repairs that may be needful or necessary and (ii) Mortgagee agrees that until such Event of Default as aforesaid, Mortgagee shall permit Mortgagor to perform the aforementioned management responsibilities. Upon Mortgagee's receipt of the Rents, at Mortgagee's option, it may use the proceeds of the Rents to pay: (1) reasonable charges for collection thereof, costs of necessary repairs and other costs requisite and necessary during the continuance of this power of attorney and assignment of rents, (2) general and special taxes, insurance premiums, and
(3) the balance of the Rents pursuant to the provisions of the Credit Agreement. This power of attorney and assignment of rents shall be irrevocable until this Mortgage shall have been satisfied and released of record and the releasing of this Mortgage shall act as a revocation of this power of attorney and assignment of rents. Mortgagee shall have and hereby expressly reserves the right and privilege (but assumes no obligation) to demand, collect, sue for, receive and recover the Rents, or any part thereof, now existing or hereafter made, and apply the same in accordance with the provisions of the Credit Agreement. It is also agreed that, in addition to the rights which Mortgagee may have under this Mortgage, whenever a Default is outstanding, Mortgagee may perfect and activate its right to demand, collect, receive and apply the Rents as set forth above by exercising one or more of the following: (i) delivering a written notice to Mortgagor invoking Mortgagee's right to receive and apply the Rents pursuant to this Mortgage; (ii) taking actual possession of the Real Property; (iii) delivering a written notice, to the tenants, purchasers or other persons occupying or otherwise acquiring any interest in any part of the Real Property, demanding that all Rents be paid directly to Mortgagee; (iv) moving or applying for the appointment of a receiver; (v) filing or commencing an action to foreclose this



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Mortgage; or (vi) exercising any other right or remedy set forth in this
Mortgage or the Credit Agreement.

                  All of the property described above, and each item of property therein described, not limited to but including the Land, the Premises, the Property Rights, the Fixtures, the Personal Property, the Real Property, the Intangibles, the Rents and the Leases, is herein referred to as the "Mortgaged Property."

                  Nothing herein contained shall be construed as constituting the Mortgagee a mortgagee-in-possession in the absence of the taking of actual possession of the Mortgaged Property by the Mortgagee. Nothing contained in this Mortgage shall be construed as imposing on Mortgagee any of the obligations of the lessor under any lease of the Mortgaged Property in the absence of an explicit assumption thereof by Mortgagee. In the exercise of the powers herein granted the Mortgagee, except as provided in the Credit Agreement, no liability shall be asserted or enforced against the Mortgagee, all such liability being expressly waived and released by Mortgagor.

                  TO HAVE AND TO HOLD the Mortgaged Property, properties, rights and privileges hereby conveyed or assigned, or intended so to be, unto Mortgagee, its beneficiaries, successors and assigns, forever for the uses and purposes herein set forth. Mortgagor hereby releases and waives all rights under and by virtue of the homestead exemption laws, if any, of the State and Mortgagor hereby covenants, represents and warrants that, at the time of the ensealing and delivery of these presents, Mortgagor is well seized of the Mortgaged Property in fee simple and with lawful authority to sell, assign, convey and mortgage the Mortgaged Property, and that the title to the Mortgaged Property is free and clear of all encumbrances, except as described on Exhibit B attached hereto and made a part hereof, and that, except for the encumbrances set forth on Exhibit B, Mortgagor will forever defend the same against all lawful claims.

                  The following provisions shall also constitute an integral part of this Mortgage:

                  1. Payment of Taxes on the Mortgage. Without limiting any of the provisions of the Credit Agreement, Mortgagor agrees that, if the United States or any department, agency or bureau thereof or if the State or any of its subdivisions having jurisdiction shall at any time require documentary stamps to be affixed to this Mortgage or shall levy, assess, or charge any tax, assessment or imposition upon this Mortgage or the credit or indebtedness secured hereby or the interest of Mortgagee in the Premises or upon Mortgagee or the Lenders by reason of or as holder of any of the foregoing, then, Mortgagor shall pay for such documentary stamps in the required amount and deliver them to Mortgagee or pay (or reimburse Mortgagee or the Lenders for) such taxes, assessments or impositions. Mortgagor agrees to exhibit to Mortgagee, at any time upon request, official receipts showing payment of all taxes, assessments and charges which Mortgagor is required or elects to pay under this paragraph. Mortgagor agrees to indemnify Mortgagee against liability on account of such documentary stamps, taxes, assessments or impositions, whether such liability arises before or after payment of the Liabilities and regardless of whether this Mortgage shall have been released.

                  2. Leases Affecting the Real Property. Mortgagor agrees faithfully to perform all of



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its obligations under all present and future Leases at any time assigned to
Mortgagee as additional security, and to refrain from any action or inaction which would result in termination of any such Leases, or in the diminution of the value thereof or of the Rents due thereunder. All future lessees under any Lease made after the date of recording of this Mortgage shall, at Mortgagee's option and without any further documentation, attorn to Mortgagee as lessor if for any reason Mortgagee becomes lessor thereunder, and, upon demand, pay rent to Mortgagee, and Mortgagee shall not be responsible under such Lease for matters arising prior to Mortgagee becoming lessor thereunder.

                  3. Use of the Real Property. Mortgagor agrees that it shall not permit the public to use the Real Property in any manner that might tend, in Mortgagee's reasonable judgment, to impair Mortgagor's title to such property or any portion thereof, or to make possible any claim or claims of easement by prescription or of implied dedication to public use. Mortgagor shall not use or permit the use of any part of the Real Property for an illegal purpose, including, without limitation, the violation of any environmental laws, statutes, codes, regulations or practices.

                  4. Indemnification. Without limiting any indemnification Mortgagor has granted in the Credit Agreement, Mortgagor agrees to indemnify and hold harmless Mortgagee from and against any and all losses, suits, liabilities, fines, damages, judgments, penalties, claims, charges, costs and expenses (including reasonable attorneys' and paralegals' fees, court costs and disbursements) which may be imposed on, incurred or paid by or asserted against the Real Property by reason or on account of or in connection with (i) the construction, reconstruction or alteration of the Real Property, (ii) any negligence or misconduct of Mortgagor, any lessee of the Real Property, or any of their respective agents, contractors, subcontractors, servants, employees, licensees or invitees, (iii) any accident, injury, death or damage to any person or property occurring in, on or about the Real Property or any street, drive, sidewalk, curb or passageway adjacent thereto, or (iv) any other transaction arising out of or in any way connected with the Mortgaged Property.

                  5. Insurance. Mortgagor shall, at its sole expense, obtain for, deliver to, assign and maintain for the benefit of Mortgagee, until the Liabilities are paid in full, insurance policies as specified in the Credit Agreement. In the event of a casualty loss, the net insurance proceeds from such insurance policies shall be paid and applied as specified in the Credit Agreement.

                  6. Condemnation Awards. Mortgagor hereby assigns to Mortgagee, as additional security, all awards of damage resulting from condemnation proceedings or the taking of or injury to the Real Property for public use, and Mortgagor agrees that the proceeds of all such awards shall be paid and applied as specified in the Credit Agreement.

                  7. Remedies of Mortgagee. Subject to the provisions of the Credit Agreement, upon the occurrence of a Default under the terms of the Credit Agreement ("Event of Default"), in addition to any rights and remedies provided for in the Credit Agreement, and to the extent permitted by applicable law, the following provisions shall apply:

                  (a) Mortgagee's Power of Enforcement. It shall be lawful for Mortgagee to (i) immediately sell the Mortgaged Property either in whole or in separate parcels, as prescribed



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by the State law, under power of sale, which power is hereby granted to
Mortgagee to the full extent permitted by the State law, and thereupon, to make and execute to any purchaser(s) thereof deeds of conveyance pursuant to applicable law or (ii) immediately foreclose this Mortgage by judicial action. The court in which any proceeding is pending for the purpose of foreclosure of this Mortgage may, at once or at any time thereafter, either before or after sale, without notice and without requiring bond, and without regard to the solvency or insolvency of any person liable for payment of the Liabilities secured hereby, and without regard to the then value of the Mortgaged Property or the occupancy thereof as a homestead, appoint a receiver (the provisions for the appointment of a receiver and assignment of rents being an express condition upon which the Loan hereby secured is made) for the benefit of Mortgagee, with power to collect the Rents, due and to become due, during such foreclosure suit and the full statutory period of redemption notwithstanding any redemption. The receiver, out of the Rents when collected, may pay costs incurred in the management and operation of the Real Property, prior and subordinate liens, if any, and taxes, assessments, water and other utilities and insurance, then due or thereafter accruing, and may make and pay for any necessary repairs to the Real Property, and may pay all or any part of the Liabilities or other sums secured hereby or any deficiency decree entered in such foreclosure proceedings. Upon or at any time after the filing of a suit to foreclose this Mortgage, the court in which such suit is filed shall have full power to enter an order placing Mortgagee in possession of the Real Property with the same power granted to a receiver pursuant to this subparagraph.

                  (b) Mortgagee's Right to Enter and Take Possession, Operate and Apply Income. Mortgagee shall, at its option, have the right, acting through its agents or attorneys, either with or without process of law, forcibly or otherwise, to enter upon and take possession of the Real Property, expel and remove any persons, goods, or chattels occupying or upon the same, to collect or receive all the Rents, and to manage and control the same, and to lease the same or any part thereof, from time to time, and, after deducting all reasonable attorneys' fees and expenses, and all reasonable expenses incurred in the protection, care, maintenance, management and operation of the Real Property, distribute and apply the remaining net income in accordance with the terms of the Credit Agreement or upon any deficiency decree entered in any foreclosure proceedings.

                  (c) Assignment of Rents and Leases, Receiver. The Mortgagee's rights and remedies hereunder upon the occurrence of a Default shall include, without limitation, the fullest range and benefit of the rights and remedies made available to a Mortgagee pursuant to Minn. Stat. Section 576.0l and Minn. Stat. Section 559.17, as said statutes may be amended from time to time. In the event that Mortgagee elects to exercise its remedies under said statutes, or any of said remedies, the terms and provisions of said statutes, as amended, governing the exercise of said remedies shall govern, control and take precedence over any contrary terms contained in this Mortgage. The exercise by Mortgagee of the statutory remedies referenced in this paragraph shall not constitute Mortgagee a "mortgagee-in-possession" under Minnesota law, or give rise to any liability which might otherwise attach to Mortgagee as a mortgagee-in-possession.

                  (d) Remedies of Mortgagee, Mortgage Foreclosure. Mortgagor does hereby grant and confer upon Mortgagee the fullest rights and remedies available for foreclosure of this Mortgage



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by action or by advertisement pursuant to Minn. Stat. Chapters 580, 581 and 582, as said statutes may be amended from time to time, and pursuant to other applicable Minnesota laws and statutes, as amended, governing and authorizing mortgage foreclosures by action and by advertisement; and the power of sale granted Mortgagee in this Mortgage shall include, without limitation, the power of sale required to permit, at Mortgagee's option, lawful foreclosure of this Mortgage by advertisement in accordance with the statutes then made and provided.

                  8. Application of the Rents or Proceeds from Foreclosure or Sale. In any foreclosure of this Mortgage by judicial action, or any sale of the Mortgaged Property by advertisement, in addition to any of the terms and provisions of the Credit Agreement, there shall be allowed (and included in the decree for sale in the event of a foreclosure by judicial action) to be paid out of the Rents or the proceeds of such foreclosure proceeding and/or sale:

                  (a) Liabilities. All of the Liabilities and other sums secured hereby which then remain unpaid; and

                  (b) Other Advances. All other items advanced or paid by Mortgagee pursuant to this Mortgage; and

                  (c) Costs, Fees and Other Expenses. All court costs, reasonable attorneys' and paralegals' fees and expenses, appraiser's fees, advertising costs, filing fees and transfer taxes, notice expenses, expenditures for documentary and expert evidence, stenographer's charges, publication costs, and costs (which may be estimated as to items to be expended after entry of the decree) of procuring all abstracts of title, title searches and examinations, title guarantees, title insurance policies, Torrens certificates and similar data with respect to title which Mortgagee in the reasonable exercise of its judgment may deem necessary. All such expenses shall become additional Liabilities secured hereby when paid or incurred by Mortgagee in connection with any proceedings, including but not limited to probate and bankruptcy proceedings, to which Mortgagee shall be a party, either as plaintiff, claimant or defendant, by reason of this Mortgage or any indebtedness hereby secured or in connection with the preparations for the commencement of any suit for the foreclosure, whether or not actually commenced, or sale by advertisement. The proceeds of any sale (whether through a foreclosure proceeding or Mortgagee's exercise of the power of sale) shall be distributed and applied in accordance with the terms of the Credit Agreement.

                  9. Cumulative Remedies; Delay or Omission Not a Waiver. Each remedy or right of Mortgagee shall not be exclusive of but shall be in addition to every other remedy or right now or hereafter existing at law or in equity. No delay in the exercise or omission to exercise any remedy or right accruing on the occurrence or existence of any Event of Default shall impair any such remedy or right or be construed to be a waiver of any such Event of Default or acquiescence therein, nor shall it affect any subsequent Event of Default of the same or different nature. Every such remedy or right may be exercised concurrently or independently and when and as often as may be deemed expedient by Mortgagee.

                  10. Mortgagee's Remedies against Multiple Parcels. If more than one property, lot or parcel is covered by this Mortgage, and if this Mortgage is foreclosed upon, or judgment is




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entered upon any Liabilities secured hereby, or if Mortgagee exercises its power of sale, execution may be made upon or Mortgagee may exercise its power of sale against any one or more of the properties, lots or parcels and not upon the others, or upon all of such properties or parcels, either together or separately, and at different times or at the same time, and execution sales or sales by advertisement may likewise be conducted separately or concurrently, in each case at Mortgagee's election.

                  11. No Merger. In the event of a foreclosure of this Mortgage or any other mortgage or deed of trust securing the Liabilities, the Liabilities then due the Mortgagee shall not be merged into any decree of foreclosure entered by the court, and, Mortgagee may concurrently or subsequently seek to foreclose one or more mortgages or deeds of trust which also secure said Liabilities.

                  12. Notices. All notices and other communications provided to any party hereto under this Deed shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

                  if to Mortgagor:

                           Pinnacle Products, Inc.
                           c/o Sybron Dental Management, Inc.
                           1717 West Collins Avenue
                           Orange, California 92867
                           Attention: Treasurer/Vice President-Finance
                           Telecopy No.: 714/516-7696

                  with a copy to:

                           Quarles & Brady LLP
                           411 East Wisconsin Avenue
                           Milwaukee, Wisconsin 53202-4497
                           Attention: David L. Bourne
                           Telecopy No.: 414/271-3552

                  if to Mortgagee:

                           ABN AMRO BANK N.V.
                           135 South LaSalle Street
                           Suite 625
                           Chicago, Illinois 60674-9135
                           Attention: Wendy A. Eckelkamp
                           Telecopy No.: 312/606-8425




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

                  with a copy to:

                           Sidley & Austin
                           Bank One Plaza
                           10 South Dearborn Street
                           Chicago, Illinois 60603
                           Attn: Sara E. Bartlett
                           Telecopy No.: 312/853-7036

                  13. Extension of Payments. Mortgagor agrees that, without affecting the liability of any person for payment of the Liabilities secured hereby or affecting the lien of this Mortgage upon the Mortgaged Property or any part thereof (other than persons or property explicitly released as a result of the exercise by Mortgagee of its rights and privileges hereunder), Mortgagee may at any time and from time to time, on request of the Mortgagor, without notice to any person liable for payment of any Liabilities secured hereby, but otherwise subject to the provisions of the Credit Agreement, extend the time, or agree to alter or amend the terms of payment of such Liabilities. Mortgagor further agrees that any part of the security herein described may be released with or without consideration without affecting the remainder of the Liabilities or the remainder of the security.

                  14. Governing Law. Mortgagor agrees that this Mortgage, the Credit Agreement, the Note and all other related documents are to be construed, governed and enforced in accordance with the laws of the State. Wherever possible, each provision of this Mortgage shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Mortgage shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Mortgage.

                  15. Satisfaction of Mortgage. Upon full payment of all the Liabilities, at the time and in the manner provided in the Credit Agreement, or upon satisfaction of the conditions set forth in the Credit Agreement for release of the Mortgaged Property from this Mortgage, this conveyance or lien shall be null and void and, upon demand therefor following such payment or satisfaction of the conditions set forth in the Credit Agreement for release of the Mortgaged Property, as the case may be, a satisfaction of mortgage shall promptly be provided by Mortgagee to Mortgagor.

                  16. Successors and Assigns Included in Parties. This Mortgage shall be binding upon the Mortgagor and upon the successors, assigns and vendees of the Mortgagor and shall inure to the benefit of the Mortgagee's successors and assigns; all references herein to the Mortgagor and to the Mortgagee shall be deemed to include their respective successors and assigns. Mortgagor's successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for the Mortgagor. Wherever used, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders.

                  17. Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws.




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

Mortgagor agrees, to the full extent permitted by law, that at all times following a Default, neither Mortgagor nor anyone claiming through or under it shall or will set up, claim or seek to take advantage of any appraisement, valuation, stay, or extension laws now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of this Mortgage or the absolute sale of the Mortgaged Property or the final and absolute putting into possession thereof, immediately after such sale, of the purchaser thereat; and Mortgagor, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may lawfully so do, the benefit of all such laws and any and all right to have the assets comprising the Mortgaged Property marshaled upon any foreclosure of the lien hereof and agrees that Mortgagee or any court having jurisdiction to foreclose such lien may sell the Mortgaged Property in part or as an entirety. To the full extent permitted by law, Mortgagor hereby waives any and all statutory or other rights of redemption from sale under any order or decree of foreclosure of this Mortgage, on its own behalf and on behalf of each and every person acquiring any interest in or title to the Mortgaged Property subsequent to the date hereof.

                  18. Interpretation with Other Documents. Notwithstanding anything in this Mortgage to the contrary, in the event of a conflict or inconsistency between the Mortgage and the Credit Agreement, excepting those provisions of the Mortgage relating to its enforcement, the provisions of the Credit Agreement shall govern.

                  19. Invalid Provisions to Affect No Others. In the event that any of the covenants, agreements, terms or provisions contained in this Mortgage shall be invalid, illegal or unenforceable in any respect, the validity of the remaining covenants, agreements, terms or provisions contained herein or in the Credit Agreement shall not be in any way affected, prejudiced or disturbed thereby. In the event that the application of any of the covenants, agreements, terms or provisions of this Mortgage is held to be invalid, illegal or unenforceable, those covenants, agreements, terms and provisions shall not be in any way affected, prejudiced or disturbed when otherwise applied.

                  20. Changes. Neither this Mortgage nor any term hereof may be changed, waived, discharged or terminated orally, or by any action or inaction, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. To the extent permitted by law, any agreement hereafter made by Mortgagor and Mortgagee relating to this Mortgage shall be superior to the rights of the holder of any intervening lien or encumbrance.

                  21. Revolving Credit Loans. A portion of the Liabilities constitutes a revolving credit loan as more specifically provided and identified in the Credit Agreement, and it is anticipated that certain advances, payments and readvances may be made from time to time with respect to such obligations. The maximum principal amount of such obligations which may be secured by this Mortgage at any one time is $1,030,000.00, and a portion of the mortgage registry tax paid for this Mortgage has been paid on the basis of said amount in accordance with the provisions of Minn. Stat. Section 287.05, Subd. 3. The parties agree, and mutually intend that a reduction to zero of amounts due and outstanding with respect to the revolving credit loan shall not constitute an extinguishment of the debt secured hereby or of any component debt secured hereby, unless and until a satisfaction or release of this Mortgage is executed by Mortgagee and delivered to Mortgagor. If, after such reduction to zero, subsequent readvances are made, the subsequent readvances so made shall not constitute a new debt, and shall constitute a continuation of the original revolving credit loans.

                  22. Final Maturity Date. Payment of the Liabilities secured by this Mortgage shall be due on or before November 28, 2007, or such later date as may be agreed in writing signed by Mortgagor and Mortgagee.

                  23. Fixture Financing Statement. This Mortgage covers goods which are or are to become fixtures.

                  The name and address of the Mortgagor (debtor) is:

                  Pinnacle Products Inc.
                  21401 Hemlock Avenue
                  Lakeville, Minnesota 55044
                  E.I.N. 39-1561836


                  The name and address of the Mortgagee (secured party) is:

                  ABN AMRO Bank N.V.
                  135 South LaSalle Street
                  Chicago, Illinois 60674

                  24. Time of Essence. Time is of the essence with respect to the provisions of this Mortgage.

                  25. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Mortgage. In the event an ambiguity or question of intent or interpretation arises, this Mortgage shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Mortgage.

                  IN WITNESS WHEREOF, this instrument is executed as of the day and year first above written by the person or persons identified below on behalf of Mortgagor (and said person or persons hereby represent that they possess full power and authority to execute this instrument).

                  THE MORTGAGOR HEREBY DECLARES AND ACKNOWLEDGES THAT THE MORTGAGOR HAS RECEIVED, WITHOUT CHARGE, A TRUE COPY OF THIS MORTGAGE.




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

                                                MORTGAGOR:


                                                PINNACLE PRODUCTS INC.


                                                By
                                                  -----------------------------
                                                  President
                                                           --------------------

STATE OF
        ---------------        )
                               ) SS
COUNTY OF -------------        )


                  I, the undersigned, a Notary Public in and for the County and State aforesaid, DO HEREBY CERTIFY, that the above named __________ President of Pinnacle Products, Inc., and personally known to me to be the same person whose name is subscribed to the foregoing instrument as such ___________ President appeared before me this day in person and acknowledged that (s)he signed and acknowledged that (s)he signed and delivered the said instrument as (his) (her) own free and voluntary act and as the free and voluntary act of said corporation for the uses and purposes therein set forth.

                  Given under my hand and Official seal this _____ day of December, 2000.


                                            -----------------------------------
                                            Notary Public


(Seal)


                                            My Commission Expires:
                                                                  -------------
               Notary Public in and for the State of
                                                     ----------------

                                            Print or type name
                                                              -----------------


This document was drafted by
and after recording returned to:

James L. Marovitz
Sidley & Austin
Bank One Plaza
10 South Dearborn Street
Chicago, Illinois  60603

                                    EXHIBIT A

                        Legal Description of the Premises

                                    EXHIBIT B

                          Permitted Exceptions to Title

                  Those title exceptions listed on title commitment 59-7230C, dated December __, 2000, issued by First American Title Insurance Company. for the property described on Exhibit A hereto.





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